EXHIBIT 10.10
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
               THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of October 30, 2007 (the “Effective Date”) is entered into by and among Pzena Investment Management, Inc. (the “Company”), Pzena Investment Management, LLC. (the “Operating Company” and together with the Company, the “Employer”) and A. Rama Krishna (the “Executive”).
               WHEREAS, the Executive currently provides services to the Operating Company and owns units therein (the “OC Units”);
               WHEREAS, Executive and the Operating Company are currently parties to an employment agreement, dated September 17, 2003 (the “Original Employment Agreement”);
               WHEREAS, the Employer desires to continue to employ Executive in the positions set forth below and to enter into this Agreement amending and restating the terms of the Original Employment Agreement and embodying the terms of such employment;
               WHEREAS, the Executive desires to provide such services to the Employer and enter into such an agreement; and
               WHEREAS, the Agreement is entered into in connection with: (1) the initial public offering and sale of shares of Class A common stock of the Company (the “Class A Shares”) and simultaneous listing of the Class A Shares on the New York Stock Exchange, (2) the Company’s acquisition of interests in the Operating Company in exchange for certain OC Units and its appointment as the managing member thereof (the “Managing Member”), (3) the amendment and restatement of the operating agreement of the Operating Company, to be dated as of October 30, 2007 (the “Operating Agreement”), pursuant to which the Executive’s OC Units will become exchangeable for Class A Common Stock at the times and in the amounts described therein and to sell such Class A Shares at the times and in the amounts and the manner described therein.
               NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the parties agree as follows:
1.	Term of Employment. Subject to earlier termination as provided herein, Executive shall be employed by the Employer for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with the third anniversary of the Effective Date and on each anniversary thereof (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Employer provides Executive sixty (60) days’ prior written notice or the Executive provides the Employer six (6) months’ prior written notice, in each case, before the next Extension Date that the Term shall not be so extended. For purposes of this Agreement, “Employment Term” shall mean the period of time that Executive is employed under this Agreement.

2.	Positions.
(a)	During the Employment Term, the Executive shall serve as (i) President, International of the Operating Company and have the authority commensurate with such position and such duties commensurate with such position, as shall be determined from time to time by the Managing Member, and (ii) President, International of the Company and have the authority commensurate with such position and such duties commensurate with such position, as shall be determined from time to time by the Board of Directors of the Company (the “Board”). If appointed thereto, the Executive further agrees to serve, without additional compensation, as a director of the Company or a director (or equivalent for non-corporate entities) or officer of the Operating Company or any other consolidated subsidiary of the Company.

(b)	During the Employment Term, the Executive will devote Executive’s full business time and best efforts to the performance of the duties of the positions in which he serves pursuant to Section 2(a) hereof and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board and the Managing Member; provided that nothing herein shall preclude Executive from (i) continuing to serve on any board of directors or trustees of any business corporation or charitable organization on which the Executive serves as of the Effective Date and which have been previously disclosed to the Employer, (ii) serving on the boards of directors (or bodies with similar management powers) of any entities managed by the Operating Company and/or consolidated by the Company; or (iii) subject to the prior written consent of the Board and the Managing Member, from accepting appointment to any board of directors or trustees of any business corporation or charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or materially interfere with the performance of the Executive’s duties hereunder or conflict with Section 5 of this Agreement.
3.	Guaranteed Payments and Employee Benefits.
(a)	During the Employment Term, the Operating Company shall make a “guaranteed payment” to the Executive at the annual rate of $300,000, payable in regular installments in accordance with the Operating Company’s usual payment practices for members. With respect to each fiscal year of the Operating Company which ends during the Employment Term, the Operating Company shall also make an additional “guaranteed payment” (the “Performance Payment”) to the Executive in an amount to be determined by the Compensation Committee of the Board of the Managing Member in its sole discretion, which Performance Payment shall not exceed $2,700,000 for any fiscal year of the Company ending during the Employment Term. The Performance Payment, if any, shall be paid to the Executive in a lump sum when payments are made to other members, but in no event later than the 15th day of the third month following the end of the fiscal year in respect of which such guaranteed payment is earned, so long as Executive is providing services to the Employer as of the last day of the fiscal year in respect of which such guaranteed payment is earned.

(b)	During the Employment Term, the Executive shall be entitled to participate in all employee benefit programs of the Employer on a basis which is no less favorable than is provided to any other executives of the Employer.
4.	Termination.
(a)	General. This Agreement and the Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that the Executive shall be required to give the Employer at least six (6) months’ advance written notice of any resignation of the Executive’s employment hereunder. Following any such termination, the Executive shall have no further rights to any payments or other benefits provided pursuant to the provisions of this Agreement.

(b)	Expiration of Term.
(i)	In the event the Term is not extended pursuant to Section 1 of this Agreement, unless this Agreement and the Executive’s employment hereunder has been earlier terminated pursuant to paragraph (a) of this Section 4, the Executive’s employment hereunder shall be deemed terminated (whether or not the Executive continues to provide services to the Employer thereafter) as the close of business on the day immediately preceding the next scheduled Extension Date. Following any such expiration of the Term, the Executive shall have no further rights to any payments or other benefits provided pursuant to the provisions of this Agreement.

(ii)	Unless the parties otherwise agree in writing, continuation of the Executive’s employment by the Employer beyond the expiration of the Term shall be deemed employment “at-will” and shall not be deemed to extend any of the provisions of this Agreement, except for Sections 5 and 6 of this Agreement, each of which shall survive the expiration of the Term and any termination of this Agreement.
(c)	Notice of Termination. Any purported termination by the Employer or by the Executive (other than due to the Executive’s death) shall be communicated by written notice of termination to the other party hereto in accordance with Section 6(h) hereof.
5.	Executive Covenants.
(a)	Agreement to be Bound. The Executive acknowledges and recognizes the highly competitive nature of the business of the Employer and its affiliates and accordingly agrees to be bound by the restrictive covenants set forth in Sections 5.07(a), 5.07(b), 5.07(c), 5.07(e), 5.07(f) and 5.08 of the Operating Agreement (for the avoidance of doubt, not Section 5.07(d) of the Operating Agreement), to which the Executive is a party, and, in the event of his violation of such restrictive covenants, the forfeiture of certain of his OC Units pursuant to Section 6.02 of the Operating Agreement. A recitation of such restrictive covenants is set forth in Exhibit A hereto. The Executive further acknowledges that he and the Employer have agreed to enter into this Agreement in connection with the transactions described in the recitals hereto, pursuant to which the Executive will have the opportunity to exchange OC Units for Class A Shares and sell such Class A Shares.

(b)	Definition of “Non-Compete Period”. For purposes of applying Section 5.07 of the Operating Agreement to the Executive, “Non-Compete Period” means the period from the date of this Agreement and the Operating Agreement through the date that is eighteen (18) months following the Executive’s date of termination of employment; provided that, in the event the Executive gives written notice of non-renewal or resignation pursuant to Section 1 or Section 4(a) of this Agreement, respectively, “Non-Compete Period” means the eighteen (18) months following the Executive’s delivery of such written notice.
6.	Miscellaneous.
(a)	Survival of Certain Provisions. The provisions of Sections 5 and 6 of this Agreement shall survive any expiration of the Term or any termination of the Employment Term or this Agreement.

(b)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(c)	Entire Agreement; Amendments. This Agreement, along with the Operating Agreement, contains the entire understanding of the parties with respect to the services (or any termination thereof) to be provided by the Executive to the Company and the Operating Company, and supersedes all prior agreements and understandings (including the Original Employment Agreement and any verbal agreements) between the Executive and any of the Company, the Operating Company or their respective affiliates regarding the terms and conditions of the Executive’s services to the Company, the Operating Company and their respective affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter of this Agreement other than those expressly set forth in this Agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d)	No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)	Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f)	Assignment. This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Employer to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Employer. Upon such assignment, the rights and obligations of the Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(g)	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(h)	Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Employer:

120 West 45th Street New York, New York 10036 Attention: General Counsel

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Employer.

(i)	Cooperation. The Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder.

(j)	Withholding Taxes. The Employer may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k)	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PZENA INVESTMENT MANAGEMENT, INC.

By:	/s/ Richard S. Pzena
Name: Richard S. Pzena
Title: Chief Executive Officer

PZENA INVESTMENT MANAGEMENT, LLC

By:	Pzena Investment Management, Inc., Its Managing Member

By:	/s/ Richard S. Pzena
Name: Richard S. Pzena Title: Chief Executive Officer

EXECUTIVE:

/s/ A. Rama Krishna
A. Rama Krishna

Exhibit A
Restrictive Covenants
Excerpted from the Amended and Restated Operating Agreement of Pzena Investment Management, LLC, dated as of October 30, 2007, as may be amended from time to time. All capitalized terms used but not defined in this Exhibit A have the meaning assigned to them in such agreement.
     5.07 Non-Solicitation/Non Compete. (a) In consideration of the Class B Units granted and to be granted to the Employee Members from time to time by the Company, each Employee Member agrees that during the entire term of the Non-Compete Period applicable to such Employee Member, such employee shall not, directly or indirectly, whether as an officer, director, owner, partner, investor, member, adviser, representative, consultant, agent, employee, co-venturer or otherwise, provide Investment Advisory Services, except in the performance of his duties with the Company Group, or engage, or assist others to engage, in whole or in part, in any business in competition with the business of the Company Group.
          (b) In consideration of the Class B Units granted and to be granted to the Employee Members from time to time by the Company Group, each Employee Member agrees that during the entire term of the Non-Solicitation Period applicable to such Employee Member, such Employee Member shall not, directly or indirectly (other than in the course of performing his duties to the Company Group) (i) solicit the hiring of or hire any employee of the Company Group or any Person who, within the prior six months had been an employee of the Company Group, assist in, or encourage such hiring by any Person or encourage any such employee to terminate or alter his relationship with the Company Group; (ii) in competition with the Company Group, solicit, seek, induce, pursue in any way, or accept a business relationship of any kind with, any Person who is a Client of the Company Group, including by way of indirect or sub-advisory arrangements (such obligation to include the duty of the Employee Member to decline any such offered business activity even if unsolicited); (iii) otherwise solicit, encourage or induce any Client to terminate or reduce its business or relationship with the Company Group; or (iv) otherwise take any action or have any communication with any Person which purpose is, or the reasonably likely effect of which could be, to cause any such Client to terminate, alter, reduce, modify or restrict in any way its relationship or business with the Company Group.
          (c) In the event that the Employee Member, upon notice from the Company of an inadvertent breach of Section 5.07(b) by such Employee Member, promptly pays to the Company all fees and other compensation that are earned by such Employee Member during the Non-Solicitation Period in connection with such breach, such inadvertent breach shall not be treated as a breach resulting in a forfeiture of Class B Units pursuant to Section 6.02(b)(2) or (3).
          (d) [Intentionally Omitted]
          (e) If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 5.07 too lengthy or the geographic scope too extensive, the other provisions of this Section 5.07 shall nevertheless stand, the Non-Compete Period and the Non-Solicitation Period applicable to such Employee Member shall be deemed to be the longest period permissible by applicable Law under the circumstances and the geographic scope shall be deemed to comprise the largest territory permissible by applicable Law under the circumstances. The court in each case shall reduce the Non-Compete Period, the Non-Solicitation Period and/or geographic scope to permissible duration or size.
          (f) During the six (6) month period following the termination of employment of a 1% Member with the Company Group, the Managing Member may, in its sole discretion, elect to cause the Company Group to provide base and bonus compensation to such 1% Member at the same rate and the same time as it was then compensating such 1% Member, provided that the bonus component of such compensation applicable to such six (6) month period shall equal 50% (subject to reduction pursuant to the last sentence of this Section 5.07(f)) of the annual bonus earned by such 1% Member most recently prior to such termination of employment and shall be paid in cash promptly following the end of such six (6) month period. In the event the Managing Member elects to provide such 1% Member such compensation, the Non-Compete Period applicable to such 1% Member shall continue until the last day of such six (6) month period. In order to make such election, the Managing Member shall, within five (5) Business Days upon issuing to or receiving from a 1% Member a written notice of termination of employment, notify such 1% Member in writing whether the Company Group will provide such base and bonus compensation for such six (6) month period. If the Managing Member does not timely make such an election, then the Non-Compete Period shall end when such 1% Member’s employment with the Company Group terminates. Notwithstanding the foregoing, to the extent that a 1% Member gives a notice of termination of employment at least fourteen (14) days in advance of such termination, (i) such 1% Members’ Non-Compete Period shall be reduced, for up to ninety (90) days, by the number of days elapsed between the date of such notice and the date of the termination of such 1% Member’s employment (such number, the “Reduced Number of Days”), (ii) the period during which the Company shall provide compensation pursuant to this Section 5.07(f) shall be reduced by the Reduced Number of Days and (iii) the percentage contained in the proviso to the first sentence of this Section 5.07(f) (including with respect to the annual bonus) shall equal the product of 50% multiplied by a fraction the numerator of which is 182 minus the Reduced Number of Days and the denominator of which is 182.